Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

Vion Pharmaceuticals, Inc.
Four Science Park
New Haven, Connecticut 06511

December 14, 2004

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 14, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a number of shares of your common stock, $0.01 par value per share (the "Common Stock"), and warrants to purchase Common Stock (the "Warrants", collectively with the Common Stock, the "Securities") up to an aggregate offering price of $75,000,000. As your counsel, we have examined the transactions and proposed to be taken in connection with the sale of such Securities in the manner set forth in the Registration Statement.

Upon the basis of such examination, we advise you that in our opinion the Securities covered by the Registration Statement, including the shares of Common Stock issuable upon the exercise of the Warrants when issued in accordance with the terms of the Warrants, will be duly and validly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

/s/ Fulbirght & Jaworski L.L.P.